UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*
Transcept Pharmaceuticals, Inc.
(Name of Issuer)
Common Stock, Par Value $0.001 Per Share
(Title of Class of Securities)
89354M106
(CUSIP Number)
W. Lawrence Hawkins; 2301 Cedar Springs, Suite 340, Dallas, Texas 75201; 214-468-0003
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
August 15, 2014
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
   Rule 13d-1(b)
X  Rule 13d-1(c)
   Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. 89354M106

13G

Page 2 of 8 Pages











1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Prosight Fund, LP                            EIN: 26-3706825


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware








NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

0


6.

SHARED VOTING POWER

1,071,429


7.

SOLE DISPOSITIVE POWER

0


8.

SHARED DISPOSITIVE POWER

1,071,429






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,071,429


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)    ?


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.59%


12.

TYPE OF REPORTING PERSON (see instructions)

Partnership (PN)













CUSIP No. 89354M106

13G

Page 3 of 8 Pages











1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Prosight Management, LP                 EIN: 26-3706721


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware








NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

0


6.

SHARED VOTING POWER

1,071,429


7.

SOLE DISPOSITIVE POWER

0


8.

SHARED DISPOSITIVE POWER

1,071,429






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,071,429


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)    ?


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.59%


12.

TYPE OF REPORTING PERSON (see instructions)

Investment Adviser (IA)








CUSIP No. 89354M106

13G

Page 4 of 8 Pages











1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Prosight Partners, LLC                 EIN: 26-3705978


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware








NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

0


6.

SHARED VOTING POWER

1,071,429


7.

SOLE DISPOSITIVE POWER

0


8.

SHARED DISPOSITIVE POWER

1,071,429






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,071,429


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)    ?


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.59%


12.

TYPE OF REPORTING PERSON (see instructions)

Investment Adviser (IA)













CUSIP No. 89354M106

13G

Page 5 of 8 Pages





Item 1.

(a)
Name of Issuer

The name of the issuer is Transcept Pharmaceuticals, Inc. (TSPT) (herein referred to as ?Issuer?).




(b)
Address of Issuer?s Principal Executive Offices

The principal executive offices of the issuer are located at 1003 W. Cutting Blvd., Suite #110, Point Richmond, California 94804.



Item 2.

(a)
Name of Person Filing

Pursuant to Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the ?Act?), the undersigned hereby files this Schedule 13G Statement on behalf of Prosight Fund, LP, a Delaware limited partnership; Prosight Management, LP a Delaware limited Partnership; and Prosight Partners, LLC, a limited liability company, the ?Reporting Persons.? Furthermore, information is included herein with respect to W. Lawrence Hawkins. These parties collectively will be referred to as ?Item 2 Persons.? The Item 2 Persons are filing this statement jointly. Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of the Reporting Persons that they constitute a ?group.?




(b)
Address of the Principal Office or, if none, residence

The address of the business office or residence of Prosight Fund, LP; Prosight Management, LP; Prosight Partners, LLC; and Lawrence Hawkins is 2301 Cedar Springs Road, Suite 340, Dallas, Texas 75201.




(c)
Citizenship

The natural person listed in Item 2(a) is a citizen of the United States of America.




(d)
Title of Class of Securities

The schedule 13G statement relates to Common stock, par value $0.001 per share, of the Issuer (the ?Stock?).




(e)
CUSIP Number

The CUSIP number for the Stock is 89354M106.



Item 3.   Filing pursuant to ??240.13d-1(b) or 240.13d-2(b) or (c).
This Schedule 13G statement is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

















CUSIP No. 89354M106

13G

Page 6 of 8 Pages






Item 4.  Ownership.
Prosight Fund, LP:






(a)

Amount beneficially owned:  1,071,429.






(b)

Percent of class:  5.59%.






(c)

Number of shares as to which the person has:  0.








(i)
Sole power to vote or to direct the vote: 0.








(ii)
Shared power to vote or to direct the vote 1,071,429.








(iii)
Sole power to dispose or to direct the disposition of 0.








(iv)
Shared power to dispose or to direct the disposition of 1,071,429. Prosight Management, LP:
Because Prosight Management, LP is the sole general partner of Prosight Fund, LP, Prosight Management, LP, may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock.






(a)

Amount beneficially owned:  1,071,429.






(b)

Percent of class:  5.59%.






(c)

Number of shares as to which the person has:  0.








(i)
Sole power to vote or to direct the vote 0.








(ii)
Shared power to vote or to direct the vote 1,071,429.








(iii)
Sole power to dispose or to direct the disposition of 0.








(iv)
Shared power to dispose or to direct the disposition of 1,071,429. Prosight Partners, LLC:
Because Prosight Partners, LLC is the sole general partner of Prosight Management, LP, Prosight Partners, LLC may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock.






(a)

Amount beneficially owned:  1,071,429.






(b)

Percent of class:  5.59%.






(c)

Number of shares as to which the person has:  0.








(i)
Sole power to vote or to direct the vote 0.








(ii)
Shared power to vote or to direct the vote 1,071,429.








(iii)
Sole power to dispose or to direct the disposition of 0.








(iv)
Shared power to dispose or to direct the disposition of 1,071,429.






CUSIP No. 89354M106

13G

Page 7 of 8 Pages


W. Lawrence Hawkins:
Because W. Lawrence Hawkins is the sole member of Prosight
Partners, LLC, W. Lawrence Hawkins may, pursuant to 13d-3 of the Act, be deemed to be the beneficial owner of the Stock.






(a)

Amount beneficially owned:  1,071,429.






(b)

Percent of class:  5.59%.






(c)

Number of shares as to which the person has:  0.








(i)
Sole power to vote or to direct the vote 0.








(ii)
Shared power to vote or to direct the vote 1,071,429.








(iii)
Sole power to dispose or to direct the disposition of 0.








(iv)
Shared power to dispose or to direct the disposition of 1,071,429.





Item 5.  Ownership of Five Percent or Less of a Class.
Not Applicable
Item 6.  Ownership of More than Five Percent on Behalf of
Another Person.
Not Applicable
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable
Item 8. Identification and Classification of Members of the Group.
Not Applicable
Item 9.  Notice of Dissolution of Group.
Not Applicable
Item 10.  Certification.
The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):
	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
























CUSIP No. 89354M106

13G

Page 8 of 8 Pages





    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

08/25/2014
Date


Prosight Fund, LP

/s/ W. Lawrence Hawkins
Signature

Sole Member of the General Partner
of the General Partner of Prosight
Fund, LP
Title



Prosight Management, LP

/s/ W. Lawrence Hawkins
Signature

Sole Member of the General Partner
of Prosight Management, LP
Title



Prosight Partners, LLC
/s/ W. Lawrence Hawkins
Signature

Sole Member of Prosight Partners,
LLC
Title


  Prosight Fund, LP may have an obligation to purchase
49,600 ordinary shares pursuant to a put option agreement expiring September 2014 by and among Prosight Fund, LP and other shareholders of the Issuer. Such shares are not counted in the above figures because Prosight Fund, LP may not be deemed to have voting and dispositive power over such 49,600 ordinary shares because those shares are currently not held by Prosight Fund, LP.